Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 27, 2009, with respect to the consolidated financial statements of Pliant Corporation in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-180294) and related Prospectus of Berry Plastics Group, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Chicago, Illinois

September 17, 2012